Prospectus Supplement filed pursuant to Rule 424(b)(3)
in connection with Registration Statement No. 333-136348
Innovive Pharmaceuticals, Inc.
Prospectus Supplement No. 8 dated February 13, 2007
(to Prospectus dated August 10, 2006)
8,362,852 shares of common stock
     This prospectus supplement supplements information contained in that certain prospectus, dated August 10, 2006, relating to the offer and sale by the selling stockholders listed in the prospectus of up to 8,362,852 shares of common stock of Innovive Pharmaceuticals, Inc. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original prospectus and all previous supplements. We will not receive any proceeds from the sale of the shares of common stock by selling stockholders.

Material Information Reported in Current Report on Form 8-K
     On February 13, 2007, we filed our Current Report on Form 8-K to disclose a presentation made by our President and Chief Executive Officer, Steve Kelly, at the BIO CEO & Investor Conference held in New York, New York on February 13, 2007. The presentation is attached as Exhibit A to this prospectus supplement.

     Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of the original prospectus.
     Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.
The date of this Prospectus Supplement No. 8 is February 13, 2007.

Exhibit A
INNOVIVE Pharmaceuticals (OTCBB:IVPH) Corporate Overview

Forward Looking Statement This material contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These include statements concerning plans, objectives, goals, strategies, future events or performance and all other statements which are other than statements of historical fact, including without limitation, statements containing words such as "believes," "anticipates," "expects," "estimates," "projects," "will," "may," "might" and words of a similar nature. Such statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Among other things, there can be no assurances that any of INNOVIVE's development efforts relating to its product candidates will be successful. Other risks that may affect forward-looking information contained in this presentation include the risk that the results of clinical trials may not support INNOVIVE's claims, the possibility of being unable to obtain regulatory approval of INNOVIVE's product candidates, INNOVIVE's reliance on third party researchers to develop its product candidates and its lack of experience in developing pharmaceutical products. These and other risks are discussed in INNOVIVE'S Registration Statement on Form 10 and its periodic reports filed with the SEC. The forward-looking statements contained herein represent the judgment of INNOVIVE as of the date this material was drafted. INNOVIVE disclaims, however, any intent or obligation to update any forward-looking statements.

INNOVIVE Background Management with deep oncology development and commercialization experience Robust non-overlapping clinical stage oncology portfolio INNO-406: Bcr-Abl/Lyn dual tyrosine kinase inhibitor for CML Tamibarotene: A highly potent synthetic retinoic acid with application in APL INNO-206: Doxorubicin prodrug with potential application in a variety of cancers including SCLC, breast cancer and NHL INNO-305: Multi-peptide immunotherapy with potential application in leukemia, lung and breast cancers Speed to market strategy with first product approval anticipated in 2008 INNO-406 approval anticipated in H208 Plan to commercialize products ourselves in US; partner ex-US Achievable due to focused prescriber base

Management Steven Kelly, President and CEO Previous experience: Amgen ('87-'96), IDEC Pharmaceuticals ('96-'02); Sanofi- Synthelabo ('02-'04) Leadership roles in the commercialization of Epogen(r), Rituxan(r) and Eloxatin(tm) M.B.A. - Cornell University; B.S. General Science - University of Oregon Eric Poma, Ph.D., Vice President, Business Development Previous experience: Imclone Systems ('01-'05) M.B.A. - NYU; Ph.D. Microbiology and Immunology - UNC; B.S. Biology - UNC Adam Craig, M.D. Ph.D., Vice President and Chief Medical Officer Previous Experience: ILEX Oncology ('02-'03), Arqule ('03-'05) M.D. - Charing Cross and Westminster Medical School, University of London; Ph.D. in Molecular Medicine from University of Leeds, UK Greg Jester, Vice President and Chief Financial Officer Previous experience: Barr Pharmaceuticals ('95-'06) B.S. Business Administration - University of Richmond; CPA

Pipeline INNO-406 Third-line CML Second-line CML (vs. dasatinib) Tamibarotene Acute Promyelocytic Leukemia Maintenance APL INNO-206 Small Cell Lung Cancer Breast Cancer INNO-305 Acute Myelogenous Leukemia Phase I/II Pivotal Study FDA Review Sales Revenue

INNO-406 Bcr-Abl/Lyn Dual Tyrosine Kinase Inhibitor

CML Market Overview Gleevec Intolerant/Resistant 4-13% of annual treated pts. Frontline CML Virtually all patients initiated on Gleevec Bcr-Abl point mutations ~50% of resistance Bcr-Abl amplification ~25% of resistance Up-regulation of other pathways ~25% of resistance Dasatinib/Nilotinib intolerant 30-35% of dasatinib treated pts 10-15% of nilotinib treated pts T315 Mutations 5-20% of point mutations Newly diagnosed CML Nearly 100% patients initiated on Gleevec Patients maintained on Gleevec until intolerance or resistance Third line CML Nothing now Second line CML Dasatinib now; Nilotinib, INNO-406 and SKI-606 soon

INNO-406: Overview INNO-406 is a rationally designed Bcr-Abl/Lyn dual tyrosine kinase inhibitor Unlike other competitors, it was specifically designed to overcome all three resistance mechanisms to Gleevec Biologic activity predicted to be seen at 200-400 mg dose levels In preliminary Phase I data presented at ASH 2006, evidence of efficacy was seen at 60 mg dose Hematologic, Cytogenetic and Molecular responses No severe adverse events seen to date Study is now in fifth dose cohort: 120 mg bid We believe INNO-406 possesses a superior therapeutic index versus competition in Gleevec resistant CML

Dasatinib INNO-406 Nilotinib INNO-406 Expected Product Profile Very Competitive Efficacy Side Effects Higher Higher Lower Lower Broad Src/Bcr-Abl inhibitor Highest Bcr/Abl inhibition Dose interruptions or reductions in 2/3 of patients 10% Grade 3 and 4 bleeding 20% Grade 2-4 fluid retention Accelerated approval June '06 Specifically designed to address all Gleevec resistance mechanisms High Bcr-Abl inhibition Addresses most point mutations Lyn kinase specificity No Grade 3-4 AEs to date Expected approval H2 '08 Modest improvement in Bcr-Abl inhibition vs. Gleevec Addresses most point mutations Activity limited to Bcr-Abl Potential cardiac toxicity Accelerated approval expected in May '07

SKI-606 Wyeth Src/Bcr-Abl inhibitor Phase II MK-0457 (VX-680) Merck (Vertex) Aurora kinase inhibitor Phase II Ceflatonin(r) ChemGenex Alkaloid Phase II/III SGX (lead TBD) SGX Pharma. Bcr-Abl inhibitor H207 AP24534 Ariad Bcr-Abl inhibitor H207 Other Selected CML Competitors in Development Clinical Stage Company MOA Stage Pre-Clinical Stage Company MOA Est. IND Filing

Accelerated Filing H1'08 NDA Gleevec-resistant CML Safe dose level ~50 patients B.i.d. oral dosing 2-4 sites (US + EU) Start Q306 / 9 month study Phase II Registration Study Phase I Therapy intolerant CML (Third line) Single arm study 60-100 patients (pending FDA meeting) Endpoint: 3 month Hem and Cyto response Start Q2'07 / 9 month study INNO-406: Development Plan Filing Q4'08 sNDA Phase III Registration Study Gleevec-resistant CML (Second line) Two arm study: INNO-406 vs. Dasatinib 240 Chronic phase patients Endpoint: Improvement in AE profile, Retention of benefit efficacy Start Q2'07 / 15 month study

CML Therapeutics Market Growing Rapidly Source: BioPharm Insight (2/12/07)

CML Therapeutics Market Growing Rapidly Source: BioPharm Insight (2/12/07)

Tamibarotene: Overview Acute Promyelocytic Leukemia (APL) is a subset of Acute Myeloid Leukemia US Incidence of 1,500 patients Retinoid therapy is the cornerstone treatment of APL ATRA (All-Trans Retinoic Acid) is used in induction and maintenance setting however resistance is common Arsenic Trioxide is recommended 2nd line treatment No 3rd-line treatment option available for patients Tamibarotene is a synthetic retinoid Ten-fold higher potency than ATRA Increased plasma levels due to low affinity to CRABP (cellular retinoic acid binding protein) Doesn't bind RAR-? which may improve side effect profile including retinoic acid (RA) syndrome Approved in Japan in June 2005

Tamibarotene: Clinical Data Preliminary study in APL patients (n=24) 24 patients who had relapsed after CR from ATRA 14 patients (58%) achieved a CR Adverse events described as milder then ATRA Phase II study in APL patients (n=41) 3 of 5 untreated patients had a CR (60%) 18 of 23 1st-line ATRA failures had a CR (81%) and 1 pt (5%) had a PR 2 of 8 ATRA (25%) resistant patients had a response Phase III study ongoing ATRA vs. Tamibarotene in maintenance setting Trial being conducted by Japanese Adult Leukemia Group

APL Therapeutics Comparison Tamibarotene Arsenic Trioxide ATRA MOA Differentiation (10X vs. ATRA) Reduced affinity for CRABP Cytotoxic Differentiation Efficacy CR ~70% in 2nd-line Activity in ATRA failures CR ~70% in 2nd-line Activity in ATRA failures CR ~70% in 1st-line Adverse events Retinoic acid syndrome (7%) QTc prolongation Risk of sudden death Retinoic acid syndrome (up to 25%) Administration Daily oral Daily 1-2 hr. IV (up to 60 doses) Daily oral

Q4'08 US NDA Pivotal Phase II Study ATRA/AsO3 Refractory APL Single arm study 40-50 patients Endpoint: RR Start Q2'07 / 15 month study Tamibarotene: Development Plan Late Phase II Study Frontline/Refractory APL Single arm study 41 patients (5 frontline) Endpoint: RR Complete (Japan) Early Phase II Study Refractory APL Single arm study 24 patients Endpoint: RR Complete (Japan) Japanese Approval June 2005 JNDA Safety data

Tamibarotene: Commercial Projections Peak year sales estimates in refractory setting are $10-$20M Refractory APL indication Priced comparable to arsenic trioxide Also assumes modest replacement of ATRA into other lines of therapy Peak estimates could be higher if tamibarotene replaces arsenic trioxide or ATRA Could displace arsenic trioxide in 2nd-line setting Frontline + Maintenance market is 6 to 8 times larger than the refractory market Source: Internal revenue models

INNO-206 Doxorubicin Prodrug (DOXO-EMCH)

INNO-206: Overview Doxorubicin is a widely used antineoplastic agent with good efficacy in a wide number of tumor types Over 11% of all cancer patients in the US are treated with doxorubicin However doxorubicin is associated with significant adverse events Myelosuppression, GI toxicity, mucositis, stomatitis, cumulative cardiotoxicity INNO-206 (DOXO-EMCH) was designed to improve the toxicity profile over native doxorubicin and allow increased dosing DOXO - native doxorubicin EMCH - Acid sensitive linker that binds albumin upon administration

INNO-206: Mechanism of Action INNO-206 INNO-206/ALBUMIN COMPLEX PREFERENTIALLY ACCUMULATES IN SITE OF TUMORS DOXO EMCH SERUM ALBUMIN UPON ADMINISTRATION, INNO-206 FINDS AND BINDS CIRCULATING SERUM ALBUMIN ACID SENSITIVE LINKER IS CLEAVED AT TUMOR SITE, RELEASING FREE DOXORUBICIN DOXORUBICIN WITHIN THE INNO- 206/ALBUMIN COMPLEX IS INACTIVE

INNO-206: Clinical Data Phase I study conducted by KTB 41 patients treated (31 had prior chemotherapy) Cohorts of 3-6 patients at 20, 40, 80, 135, 150, 180, 200, 260, and 340 mg/m2 Dose findings DLT occurred at 340 mg/m2; recommended ph II dose is 200-260 mg/m2 61% of patients received cumulative doses >540mg/m2; 15% >2,440mg/m2 Reported adverse events DLTs of grade 3 mucositis and grade 4 neutropenic fever seen in 2/6 patients at 340 mg/m2 No acute cardiac toxicity observed Reported efficacy results 35 patients evaluable Significant tumor regressions seen at doses of 180-340 mg/m2 1 CR in refractory SCLC (PR on due diligence), 1 PR in a liposarcoma and 1 PR in breast cancer 20 pts with SD 12 pts with PD

Q1'09 NDA Phase II Study 2nd line Small Cell Lung Single arm study 40 patients Endpoint: Response rate Start Q1'07 / 9 month study INNO-206: Development Plan Phase III Registration Study Phase II Study Metastatic Breast Combination with Herceptin Single arm study 40 patients Endpoint: Cardiotoxicity Start Q1'08 / 12 month study If no cumulative cardiotoxicity seen in P II SCLC study Registration Study TBD 2nd Line Small Cell Lung 20 sites INNO-206 (n=105) Topotecan (n=105) Endpoint: PFS Start Q4'07 / 16 month study

Potential Platform Approach to Drug Delivery Licensed use of acid sensitive linker technology for any anthracycline Also have right of first refusal for use with any cytotoxic Several cytotoxics coming off patent in the next few years Irinotecan (2006 sales estimates of $950 MM globally) Gemcitabine (2006 sales estimates of $1,428 MM globally) Docetaxel (2006 sales estimates of $2,275 MM globally) Currently exploring feasibility of using linker technology for these products Source: BioPharm Insight (2/12/07)

INNO-305 WT1 Peptide Immunotherapy

INNO-305: Overview Peptide immunotherapy with a validated target: WT1 AML known to be immune responsive Activity already demonstrated with analogous products 66% immune response; 57% durable clinical response in AML Short development path with indication of AML patients in first CR 12 month PFS endpoint Off the shelf approach addressing most immune haplotypes Four synthetic and natural peptides for CD8 and CD4 response Inexpensive to produce

Single study filing H2'09 NDA AML, NSCLC, mesothelioma Fixed dose 24 patients Biweekly dose Site - MSKCC 12 months Phase II Phase III Phase I INNO-305: Development Plan AML in complete remission (CR) 40 sites INNO-305 (n=30) Best supportive care (n=30) INNO-305 (n=120) Best supportive care (n=120) Interim analysis Endpoints: WT-1 molecular marker Leukemia free survival Endpoint: PFS 12 mo. or Overall Survival

Financials

Selected Financial Information Financing History Seed capital (Convertible debt) $5.45 MM 6/05 Convertible debt offering $2.25 MM 6/06 Series A $13.52 MM Total capital raised $21.22 MM Balance Sheet (9/30/06) Cash/cash equivalents $7.55 MM Debt NA Equity Shares outstanding 9.15 MM Fully diluted 10.40 MM Preferred shares NA Market capitalization (2/12/07 close) Share price $3.85 Market capitalization $35.2 MM Market cap. (fully diluted) $40.0 MM

Summary Proven management team with track record of success in developing and commercializing oncology drugs Products with excellent commercial potential Non-overlapping portfolio Development plans that emphasize speed to market, actionable study endpoints, and cost effective use of resources Retention of commercial rights and value through approval The potential to provide significant and rapid value growth to existing and future shareholders